Exhibit 99.2

Wesfarmers Railroad Holdings Pty Ltd

ABN 64 008 705 986

Level 11, 40 The Esplanade

PERTH WA 6000

The Directors

GWI Holdings Pty Ltd

ABN 37 094 819 806

11 Mounts Bay Road

Perth WA 6000

16 February 2006

Dear Sirs,

Share Sale Agreement proposed to be entered into between us, Babcock & Brown WA Rail Pty Ltd, QR National West Pty Ltd and others (the “Agreement”)

1.	On February 14, 2006 we entered into a prior letter agreement concerning matters that are the subject of this letter agreement. We each agree to amend and restate the terms of the prior letter agreement, and such prior letter agreement shall be deemed to be null and void and replaced and superseded in its entirety by this letter agreement. Terms used in this letter agreement which are defined in the Agreement have the meanings given to them in the Agreement.

2.	This letter agreement is entered into in consideration of the parties incurring obligations and giving rights under this letter agreement and for other valuable consideration.

3.	We each acknowledge that:

(a)	we currently each indirectly own 50% of the issued share capital of each of the SA/NT Subsidiaries;

(b)	you will be the SA/NT Buyer for the purposes of clause 4.2 of the Agreement;

(c)	QR and the Buyer will agree, pursuant to clause 2 of the Agreement, to deposit with the Stakeholder an aggregate amount of $90 million (together, with net interest earned thereon, the “Escrow Funds”);

(d)	pursuant to clauses 4.1(b)(v) and 4.2 of the Agreement, the SA/NT Sale Shares (being the entire issued share capital of each of the SA/NT Companies) are to be transferred, prior to Completion, to you against delivery to the Company of a promissory note issued by you in favour of the Company in an amount of $40 million (the “Completion Promissory Note”) and a promissory note issued by you in favour of the Company in an amount of $300,000 (the “Option Promissory Note”), which collectively represent the value agreed between us to be ascribed to the SA/NT Sale Shares (the “SA/NT Price”).

4.	We agree that the SA/NT Price will be allocated between the SA/NT Sale Shares as follows:

(a)	for the entire issued share capital of Viper Line Pty Ltd, $1.00;

(b)	for the entire issued share capital of GWA Holdings Pty Ltd, $1.00;

(c)	for the entire issued share capital of Australia Southern Railroad Pty Ltd, $40,299,997.00; and

(d)	for the entire issued share capital of ARG Sell Down Holdings Pty Ltd, $1.00.

5.1	We each acknowledge that, pursuant to clause 5.2 of the Agreement, the Buyer will agree that, at Completion and in payment of the purchase price for the entire issued share capital of Australian Railroad Group Pty Ltd:

(a)	the Buyer will issue to you a promissory note in an amount of $40 million (the “Buyer Promissory Note”); and

(b)	certain amounts will be paid to each of us in equal shares,

and that, pursuant to clause 9.2 of the Agreement, immediately following Completion, (i) the Company will endorse the Completion Promissory Note in favour of the Buyer for full face value, and (ii) immediately thereafter, you and the Buyer will set-off at full face value the Completion Promissory Note and the Buyer Promissory Note.

5.2	In order to reflect (i) our equal ownership of the SA/NT Subsidiaries prior to Completion and (ii) the effective transfer from our equal ownership to your sole ownership for a purchase price of $20 million, we agree that:

(a)	at Completion we will issue joint written instructions to the Stakeholder to release the Escrow Funds in accordance with clause 5.2(c) of the Agreement; and

(b)	within 4 Business Days following receipt of our respective shares of the Escrow Funds as contemplated by clause 5.2(c) of the Agreement, you will pay us, in immediately available funds to the account nominated by us in the joint written instructions referred to above, an amount such that, taking into account the amounts received on the release of the Escrow Funds contemplated by paragraph 5.2(a) and the payment contemplated by this paragraph 5.2(b), the aggregate amount of cash received by us is $40 million greater than the net amount of cash received by you.

6.	The parties covenant that they will do all things necessary to ensure that:

6.1	the Company takes all action which is necessary to authorise the entry into and performance of its obligations under the Agreement to transfer legal and beneficial ownership of the SA/NT Sale Shares free of Encumbrances as required by clause 4.2 of the Agreement;

6.2	the Company has the power to enter into and perform its obligations to so transfer the SA/NT Sale Shares;

6.3	the obligation of the Company to transfer the SA/NT Sale Shares (as between the Company and you) constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with the terms of the Agreement; and

6.4	subject to the requirements of the Agreement, between the date of this letter agreement and Completion, conduct the business of SA/NT Subsidiaries consistent with the past practices and preserve intact the current business organization of the SA/NT Subsidiaries, keep available the services of the current officers, employees, and agents of such SA/NT Subsidiaries, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with such SA/NT Subsidiaries.

7.	Each of us separately warrants that:

7.1	we have taken all action which is necessary to authorise the entry into and performance of our obligations under this letter agreement;

7.2	we have the power, without any further consent of any other person, to enter into and perform its obligations under this letter agreement;

7.3	this letter agreement constitutes legal, valid and binding obligations of it, enforceable against it in accordance with its terms.

8.	Each party agrees, at its own expense, to do anything which any other party reasonably asks (such as obtaining consents, signing and producing documents and getting documents completed and signed) which is reasonably required to:

8.1	bind the party and any other person intended to be bound under this letter agreement;

8.2	show whether the party is complying with this letter agreement; and

8.3	give full effect to the objectives and provisions of this letter agreement and the transactions contemplated by it, including negotiations in good faith with respect to any matters requested by any of the parties to this letter agreement.

9.	Nothing in clause 8 shall impose an obligation on any party to incur or commit to any material expenditure or any material liability or obligation.

10.	We each acknowledge that the Islington land (“Islington”) owned by ASR has redevelopment potential and that if, at any time after Completion, the value of that potential is in any way realised by you or any related entity (a “GWI Entity”) within 10 years of the date of this letter agreement then that value is to be shared 50:50 as between us. To give effect to this principle, the following provisions are agreed:

10.1	If Islington, or any part thereof, is disposed of, whether by sale, lease or sub-lease (each, a “Disposal”), then you will pay 50% of the Net Proceeds (defined below) to us within 14 Business Days of receipt of the Net Proceeds.

“Net Proceeds” means all consideration received from time to time by a GWI Entity in respect of a Disposal (whether in money or kind) less:

(a)	Transaction Expenses (defined below in clause 10.7); and

(b)	Capital Expenditure (defined below in clause 10.7).

10.2	For the purpose of determining the amount of Net Proceeds, from time to time, you will maintain a notional account of the Net Proceeds, and annually will provide us with information in respect of entries in that notional account, and the notional balance thereof. This provision shall not oblige you to deposit sale or any proceeds into a bank account; the reference to a notional account is merely a means to track the running balance of Net Proceeds.

10.3	Annually, you are to report to us on steps taken to redevelop Islington and as to:

(a)	the progress of any development approvals and plans and works pursuant to those development approvals; and

(b)	any proposed Disposal.

10.4	You are to make available to us on our reasonable request any documents and plans in relation to any of the matters referred to in clause 10.3 and allow us or our employees, agents and consultants reasonable access to Islington (following reasonable notice) to inspect the land or progress on redevelopment.

10.5	If you dispose of the SA/NT Sale Shares (or any GWI Entity which owns or has an interest in all or part of Islington) prior to the Disposal by ASR of the whole of its interest in Islington, then a valuation will be obtained of ASR’s remaining interest in Islington and you will pay 50% of the Net Value (defined below) to us within 14 Business Days after completion of the disposal by you of the SA/NT Sale Shares.

“Net Value” means the fair market value of ASR’s remaining interest in Islington as determined by a qualified valuer agreed between us or, failing agreement, appointed by the South Australian Institute of Property Valuers (or equivalent organisation), less estimated Transaction Expenses and less Capital Expenditure (defined below in clause 10.7).

10.6	Any dispute or difference relating to the application of this clause 10 will be referred to a suitably qualified independent expert for determination. The independent expert will make a determination as an expert and not as an arbitrator. A decision of the independent expert under this clause will be absolute and final and will bind the parties accordingly. Each party will bear its own costs incurred in the preparation and presentation of any submissions to the independent expert. All other costs of determination of the issue by the independent expert will be borne by the parties in equal shares.

10.7	The following definitions apply:

“Transaction Expenses” means all expenses paid by you or a GWI Entity in connection with a Disposal, including all sale or lease related taxes, reasonable commissions and transaction expenses, legal and other advisors’ costs incurred in connection with the Disposal.

“Capital Expenditure” means all costs and expenses incurred by you or a GWI Entity after Completion in relation to holding and/or redeveloping Islington, including the cost of obtaining all approvals, permits, authorisations and licences requirement from statutory and other relevant authorities to construct any proposed redevelopment, together with “interest” thereon at 10% per annum from the date of payment of the relevant cost to the date the “principal” of those costs has been reduced to nil through “deposits” into the notional account.

10.8	If a GWI Entity is successful in winning transport business associated with the development of Olympic Dam, and it proposes not to service that contract out of the GWI facilities at Dry Creek but, instead, to use land at Islington, it shall notify Wesfarmers accordingly with a view to meeting to discuss why that contract cannot reasonably be serviced out of the Dry Creek facilities.

If the basis for the preference for Islington is that, notwithstanding your reasonable endeavours, you have been unable to reach terms with QR to house the necessary Olympic Dam related facilities at Dry Creek as envisaged in the Agreement, then, notwithstanding the provisions of this clause 10, your use of Islington to service the Olympic Dam contract shall not be considered to be a Disposal.

10.9	If a GWI Entity proposes to utilise all or part of Islington for purposes other than as described in clause 10.8, then that use shall be considered to be a Disposal for the purposes of this clause 10 and, failing agreement to agree a reasonable market rental for that use (taking into account Transaction Expenses and Capital Expenditures), a valuer, as described in clause 10.5, shall determine that rental as an expert and clause 10.6 shall apply.

10.10	A transfer of:

(a)	Islington, or any part thereof; or

(b)	a GWI Entity which owns or has an interest in all or part of Islington,

to another GWI Entity, shall not be considered to be a Disposal.

11.	We each acknowledge that the $40,300,000 valuation of the SA/NT Subsidiaries is based on an estimated capital expenditure of $8.88 million in the period 1 January 2006 to 31 May 2006. Should actual capital expenditure in this period exceed this amount, within 7 Business Days following Completion you will pay to us an amount equal to 50 per cent of the difference between actual capital expenditure between 1 January 2006 and 31 May 2006 and $8.88 million.

12.	Clause 18.2(d) of the Agreement provides that the Sellers will pay the Duty payable or assessed as described in Clause 18.2(d) of the Agreement. However, as between you and us:

(a)	we agree to pay all Duty described in clause 18.2(d)(i);

(b)	you agree to pay all Duty described in clause 18.2(d)(ii); and

(c)	to the extent that clause 18.2(d)(iii) applies, then the party in default shall pay all Duty described in clause 18.2(d)(iii).

13.	This letter agreement is governed by, and is to be construed in accordance with, the law of South Australia.

14.	Information provided pursuant to this letter agreement shall be deemed to Confidential Information.

Please indicate your agreement to the terms of this letter by countersigning and returning to us the enclosed copy.

Yours faithfully,

/s/ Tom O’Leary

for and on behalf of

Wesfarmers Railroad Holdings Pty Ltd

We acknowledge and agree to the terms of the above letter.

Signed:	/s/ Mark W. Hastings	Date:	February 16, 2006
for and on behalf of
GWI Holdings Pty Ltd